Exhibit 99.1
Contact: Neil Lefort
Senior Vice President
(630) 527-4344
MOLEX ANNOUNCES STOCK REPURCHASE
Lisle, Ill., USA – October 31, 2008 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today announced that it has agreed to purchase 2,000,000 shares of its common stock (MOLX) at a discount from today’s closing price from Frederick A. Krehbiel, Molex’s Co-Chairman of the Board. The Company purchased the shares at a price per share of $13.33. Molex made this purchase from Mr. Krehbiel pursuant to its previously announced stock repurchase plan, which plan the Company intends to continue.
Frederick A. Krehbiel commented, “The proceeds from this sale are being used to repay personal indebtedness under a collateralized loan obligation and in no way reflect my view of the Company’s future prospects.”
Forward-Looking Statements
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Forward-looking statements are based on currently available information and include, among others, the discussion regarding the Company’s future prospects. If underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by these forward-looking statements. Such risks and uncertainties are set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended June 30, 2008, which is incorporated by reference and in reports that Molex files or furnishes with the Securities and Exchange Commission. This release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Molex Incorporated is a 70-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 45 manufacturing locations in 17 countries. The Molex website is www.molex.com.
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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.